Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Kevin M. O’Connor President & CEO (631) 537-1000

BRIDGE BANCORP, INC. COMPLETES ACQUISITION OF FNBNY

(Bridgehampton, NY – February 18, 2014) Bridge Bancorp, Inc. (Nasdaq: BDGE), the parent company of The Bridgehampton National Bank (BNB), announced that it completed the acquisition of FNBNY Bancorp, Inc. and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”), on Friday, February 14, 2014 and converted core systems to BNB over the weekend.

“This morning, the three former FNBNY branches reopened as fully operational BNB branches ready to deliver local, personal community banking services to business and individual customers. I am proud of our team’s hard work to make this happen quickly and smoothly,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc. “The acquisition of FNBNY expands the BNB footprint into new markets, including our first branch locations in Nassau County,” added Mr. O’Connor.

In connection with the closing of the transaction, Bridge Bancorp, Inc. issued approximately 240,600 shares of its common stock to FNBNY shareholders. Following the acquisition, Bridge Bancorp’s assets are approximately $2.1 billion, with loans of approximately $1.1 billion and deposits of $1.7 billion with 26 branches throughout Long Island and one loan production office in Manhattan, New York.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (BNB).  Established in 1910, BNB, with assets of approximately $2.1 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 26 retail branch locations. Through this branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

BNB continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.